UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                        Date of Report: November 7, 2005
                        (Date of earliest event reported)



                           QUEST RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)



                Nevada                   0-17371            88-0182808
   (State or other jurisdiction       (Commission       (I.R.S. Employer
 of incorporation or organization)    File Number)    Identification Number)


                         9520 North May Ave., Suite 300
                          Oklahoma City, Oklahoma 73120
          (Address of principal executive offices, including zip code)



                                 (405) 488-1304
              (Registrant's telephone number, including area code)



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Item 1.01.  Entry into a Material Definitive Agreement.

     On November 7, 2005, we entered into a Purchase/Placement Agreement (the "Purchase/Placement Agreement") pursuant to which we agreed to sell 14,650,000 shares of our common stock in a previously announced private transaction. We have also granted an option to purchase an additional 1,465,000 shares within 30 days. In connection with the Purchase/Placement Agreement, we have agreed to register the resale of the shares of common stock sold in the private transaction. The sale of the common stock is expected to close on November 14, 2005, subject to the closing of a new credit facility, the closing of the ArcLight Purchase Agreement described below and other customary closing conditions.

     We expect our gross proceeds in the transaction to be approximately $190,450,000 and our net proceeds to be approximately $176,118,500 assuming the option is not exercised. Following the consummation of the transaction and the issuance of the common stock sold in the transaction, we will have approximately 21,448,219 shares of common stock outstanding assuming the option is not exercised.

     We will use the proceeds of the transaction to, among other things, buy-out the investment of ArcLight Energy Partners Fund I, L.P., made through its wholly owned subsidiary Cherokee Energy Partners, LLC (collectively, "ArcLight"), in our principal operating subsidiary, Quest Cherokee, LLC ("Quest Cherokee"), pursuant to the terms of the Agreement for Purchase and Sale of Units (the "ArcLight Purchase Agreement"), dated as of November 7, 2005, by and among Cherokee Energy Partners, LLC and our wholly-owned subsidiaries that own the Class B equity interest in Quest Cherokee (the "Subsidiaries").

     Simultaneously with the closing of the private transaction described above, and pursuant to the terms of the ArcLight Purchase Agreement, we will use the proceeds of the private transaction to loan approximately $110 million to Subsidiaries. The Subsidiaries will then use approximately $26.1 million of this amount to purchase all of the Class A equity interest from ArcLight in the same percentages in which they own the Class B equity interest. After giving effect to these purchases, Quest Cherokee will be an indirect wholly-owned subsidiary of the Company. These subsidiaries will then loan the remaining $83.9 million to Quest Cherokee, which will use such funds to repay in full the principal and interest owed to ArcLight pursuant to certain promissory notes previously issued by Quest Cherokee to ArcLight. The closing of the ArcLight Purchase Agreement is conditioned on the closing of the private transaction described above and other customary closing conditions.

     The disclosures made herein shall not constitute an offer to sell, or the solicitation of an offer to buy, our common stock, which is only being sold to qualified institutional buyers and accredited investors exempt from registration under the Securities Act of 1933 pursuant to Rule 144A, Regulation S and Regulation D. The common stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02.  Unregistered Sales of Equity Securities.

     Please see the disclosures above under Item 1.01, "Entry into a Material Definitive Agreement."


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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               QUEST RESOURCE CORPORATION



                               By:  /s/ Jerry D. Cash
                                    --------------------------------
                                    Jerry D. Cash
                                    Chief Executive Officer


     Date:  November 8, 2005


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